Exhibit 3.1

AMENDMENT NO. 1
TO
AMENDED AND RESTATED BYLAWS
OF
KINDER MORGAN, INC.

This Amendment No. 1 to the Amended and Restated Bylaws (the “Bylaws”) of Kinder Morgan, Inc., a Delaware corporation (the “Company”), was duly adopted by unanimous written consent of the Board of Directors of the Company to be effective as of November 26, 2014.

Section 3.2(a) of the Bylaws is hereby deleted in its entirety and replaced with the following:

“(a)                           The number of directors shall be no more than sixteen (16) and no less than ten (10), as fixed from time to time by resolution of a majority of the board of directors, and may also be increased in accordance with Section 3.3 of the Shareholders Agreement or reduced to no less than nine (9) in accordance with Section 3.1(a) of the Shareholders Agreement.”

The undersigned, the Secretary of the Company, hereby certifies that the foregoing Amendment No. 1 to the Bylaws was duly adopted by unanimous consent by the Board of Directors of the Company on November 19, 2014.

/s/ Adam S. Forman
Adam S. Forman
Secretary

[Signature Page to Bylaws Amendment]